Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

   TRADE DATE
   DESCRIPTION OF SECURITY/ISSUER
   ISSUE SIZE
   AMOUNT PURCHASED
   LIST OF UNDERWRITERS
   NAME OF AFFILIATED BROKER-DEALER
1/5/17
Kilroy Realty Corp (Common)
$280,087,500
$923,925
JPMorgan, Barclays, RBC Capital, Wells Fargo, Merrill Lynch
JPMorgan Securities LLC